Exhibit 99.1

Source: Sharecare, Inc.

October 22, 2024 09:00 ET

Altaris completes acquisition of Sharecare

ATLANTA and NEW YORK, Oct. 22, 2024 (GLOBE NEWSWIRE) -- Sharecare, the health tech company that helps to improve care quality, drive better outcomes, and lower costs across the healthcare ecosystem, today announced the completion of its acquisition by Altaris, LLC (collectively with its managed funds, “Altaris”), an investment firm exclusively focused on the healthcare industry, for $1.43 per share in cash. The transaction was announced on June 21, 2024, and received approval from stockholders on October 17, 2024. As a result of the acquisition, Sharecare’s common stock ceased trading and will no longer be listed on the Nasdaq stock market.

“Sharecare’s Board of Directors and shareholders determined that this transaction with Altaris was in the best interests of our company and our clients, and delivered significant, immediate, and certain value to our stockholders,” said Jeff Arnold, Sharecare’s founder and executive chairman of the Board of Directors. “With Altaris, Sharecare has gained the support of an experienced, growth-oriented investor that believes in the company’s vision, strategic growth plan, and management team, and shares a commitment to maximizing the value of Sharecare’s full potential across our three channels.”

Through Sharecare’s flexible, data-driven platform and comprehensive solutions – including benefits navigation, evidence-based coaching and digital therapeutics, wellness programs, home care resources, health information management, and more – the company helps people easily and efficiently manage their healthcare and improve their well-being. Across its three business channels, Sharecare enables employers, commercial and government health plans, and managed care organizations, as well as providers and life sciences companies to drive personalized and value-based care at scale.

“This take-private transaction provides Sharecare with the operational flexibility to focus on profitable growth and positions us to help our customers better address their and their populations’ needs through continued innovation,” said Brent Layton, CEO of Sharecare. “We are enthusiastic about this next phase of Sharecare’s evolution, and our team is laser focused on continuing to deliver exceptional service to our existing and future clients, including developing and deploying best-in-class solutions that make healthcare more personalized, accessible, and affordable for everyone.”

As part of the transaction, Arnold rolled over the majority of his equity holdings and certain affiliates of Claritas Capital, LLC (“Claritas”) rolled over all of their equity holdings. Arnold and Claritas will continue to be significant shareholders in Sharecare going forward.

Sharecare’s leadership team will remain in place and will continue to be focused on delivering measurable results for customers and driving sustainable growth for the company. Sharecare will maintain its headquarters in Atlanta and continue to operate under its existing brand as a standalone company under Altaris’ ownership.

Advisors

Houlihan Lokey and MTS Health Partners acted as financial advisors to the Special Committee, and Wachtell, Lipton, Rosen & Katz served as legal advisor to the Special Committee. Kirkland & Ellis LLP acted as legal advisor to Altaris. King & Spalding LLC acted as legal advisor to Jeff Arnold. RBC Capital Markets, LLC acted as financial advisor to Claritas, and Ropes & Gray LLP served as legal advisor to Claritas.

About Sharecare

Sharecare is a digital healthcare company that delivers software and tech-enabled services to stakeholders across the healthcare ecosystem to help improve care quality, drive better outcomes, and lower costs. Through its data-driven AI insights, evidence-based resources, and comprehensive platform – including benefits navigation, care management, home care resources, health information management, and more – Sharecare helps people easily and efficiently manage their healthcare and improve their well-being. Across its three business channels, Sharecare enables health plan sponsors, health systems and physician practices, and leading pharmaceutical brands to drive personalized and value-based care at scale. To learn more, visit www.sharecare.com.

About Altaris

Altaris is an investment firm with an exclusive focus on acquiring and building companies in the healthcare industry. Since inception in 2003, Altaris has invested in more than 50 companies across a range of healthcare subsectors, with a consistent goal of delivering value to the healthcare system and generating attractive financial returns for investors. Altaris is headquartered in New York City and manages $10 billion of equity capital. For more information, please visit www.altariscap.com.

Contacts:

Investor relations: investors@sharecare.com

Media relations: Jen Martin Hall, jen@sharecare.com